Exihibit 99.1

China Housing & Land Development Inc.
Announces Third Quarter 2013 Financial Results

XI'AN, China, Nov. 19, 2013 /PRNewswire/ -- China Housing & Land Development, Inc. ("China Housing" or the "Company"; Nasdaq: CHLN) today announced its financial results for the quarter ended September 30, 2013.

Highlights for Q3 2013:

•	Total revenue in the third quarter of 2013 was $24.8 million compared to $57.8 million in the second quarter of 2013 and $28.7 million in the third quarter of 2012.

•	Total gross floor area ("GFA") sales were 17,846 sq. meters during the third quarter of 2013, compared with 48,439 sq. meters in the second quarter of 2013 and 12,773 sq. meters in the third quarter of 2012.

•	Average residential selling price ("ASP") in the third quarter of 2013 was RMB 6,369, compared with RMB 7,499 in the second quarter of 2013, and RMB 6,359 in the third quarter of 2012.

•	SG&A expenses as a percentage of total revenue increased to 15.2%, from 8.5% in the second quarter of 2013 and 12.9% in the third quarter of 2012.

•	Operating loss was $0.7 million in the third quarter of 2013 compared to operating income of $8.5 million in the second quarter of 2013, and operating income of $2.5 million in the third quarter of 2012.

•	Net loss attributable to the Company in the third quarter of 2013 was $0.8 million, or $0.02 per diluted share, compared to net income of $5.9 million, or $0.17 per diluted share, in the second quarter of 2013 and $1.6 million, or $0.04 per diluted share, in the third quarter of 2012.

Mr. Pingji Lu, China Housing's Chairman, commented, "We experienced a challenging period as our current saleable project inventory did not fully match consumer demand in the third quarter. We encountered higher levels of interest for low and high end apartment units this quarter whereas more of our saleable units were in the mid-tier category. Given the government's efforts over the last year to reduce pricing speculation in Xi'an's real estate market, consumers looking to upgrade to mid-level units were not as active this quarter as they were in past quarters. At our Puhua and Park Plaza projects, the limited amount of our entry-level unit inventory sold well during the quarter, however more of our remaining inventory is intended for customers looking to upgrade to larger, more expensive mid-level units.  At the high end, of which sales remain steady, our Golden Bay project was delayed to the second quarter of 2014 due to government delays issuing the required permits to commence pre-sales activity."

"As we move forward, we are comfortable we'll have the appropriate levels of inventory to march customer demand.  We are preparing to develop more low-end units early next year through our Puhua Phase 4 project.  Our unit sales at the high end will benefit from our Golden Bay development once all permits are secured and pre-sales begins early next year. Consequently, we expect our performance in the fourth quarter to mirror that of the third, and that our sales trends in 2014 can grow once again as our development projects offer a broader array of low, mid and high-end units that can more adequately meet customer demand."

Total revenue in the third quarter of 2013 decreased 57.1% to $24.8 million from $57.8 million in the second quarter of 2013 and decreased 13.6% from $28.7 million in the third quarter of 2012. Other revenue in the third quarter of 2013 decreased to $3.8 million from $7.0 million in the second quarter of 2013 and $4.8 million in the third quarter of 2012. The year-over-year decrease was due to the Company's available unit inventory not fully matching the customer demand and the market condition.

In the third quarter of 2013, the majority of the Company's real estate revenue came from its Puhua Phase Two and Three projects, Park Plaza and Ankang projects. Third quarter 2013 contract sales totaled $18.6 million compared with $59.0 million in the second quarter of 2013 and $12.8 million in the third quarter of 2012. Total gross floor area ("GFA") sales were 17,847 sq. meters during the third quarter of 2013, compared with 48,439 sq. meters in the second quarter of 2013 and 12,773 sq. meters in the third quarter of 2012. The Company's ASP in the third quarter of 2013 was RMB 6,369, compared with RMB 7,499 in the second quarter of 2013, and RMB 6,359 in the third quarter of 2012.

Gross profit for the three months ended September 30, 2013 was $4.9 million, representing a decrease of 72.2% from $17.6 million in the second quarter of 2013 and a 24.6% decrease from $6.5 million in the third quarter of 2012. Gross profit margin for the three months ended September 30, 2013 was 19.8%, compared to 30.4% in the second quarter of 2013 and the 22.5% in the third quarter of 2012. The decrease in gross profit margin was mainly due to that We made some adjustment on the total estimate cost of Park Plaza, Puhua Phase Two and Three according to the actual situation and recorded the accumulated impact in the third quarter of 2013.We still expect full year gross margin to be in the 25% to 30% range in 2013.

SG&A expense was $3.8 million in the third quarter of 2013, compared with $4.9 million in the second quarter of 2013 and $3.7 million in the third quarter of 2012. SG&A expense as a percentage of total revenue was 15.2%, compared with 8.5% in the second quarter of 2013 and 12.9% in the third quarter of 2012. The year-over-year increase in SG&A expense was mainly due to the increase of salary of salary.

Operating loss in the third quarter of 2013 was $0.7 million compared to operating income of $8.5 million in the second quarter of 2013, and $2.5 million in the third quarter of 2012. The year-over-year decrease in operating income was mainly due to reduced sales revenue and lower profit margin.

Net loss attributable to China Housing in the third quarter of 2013 was $0.8 million, or a loss of $0.02 per diluted share. This performance compares with net income of $5.9 million, or $0.17 per diluted share, in the second quarter of 2013 and net income of $1.6 million, or $0.04 per diluted share, in the third quarter of 2012.

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Sequential Quarterly Revenue Breakout Comparison

Project	Q3 2013						Q2 2013
	Recognized Revenue	Contract Sales	GFA Sold	ASP	Unsold GFA		Recognized Revenue	Contract Sales	GFA Sold	ASP
	($)	($)	(m2)	(RMB)	(m2)	POC	($)	($)	(m2)	(RMB)
Projects Under Construction
Park Plaza	6,541,366	5,659,081	4,002	8,661	110,323	68.1%	19,958,986	25,098,516	17,348	8,903
Puhua Phase Three	3,449,098	3,685,035	3,675	6,143	68,058	50.9%	8,985,610	10,163,137	8,665	7,218
Puhua Phase Two-East Region	5,979,885	3,470,786	3,240	6,560	111,394	71.2%	12,512,381	14,039,803	9,181	9,411
Ankang	3,304,218	3,571,860	5,474	4,000	185,677	71.5%	5,526,291	8,024,028	12,655	3,902
Projects Completed
Puhua Phase One	642,927	889,021	662	8,232	6,649	100%	1,673,638	1,673,638	591	17,427
Puhua Phase Two-West Region	231,686	387,717	327	7,264	13,553	100%	2,057,092	2,057,092	1,773	7,138
JunJing III	-116,995	-116,995	-166	--	1,039	100%	24,132	24,132	--	--
JunJing II Phase One	481,746	481,746	299	9,855	518	100%	-	-	-	-
JunJing I	528,465	528,465	333	9,277	4,366	100%	-	-	-	-
Other Projects							19,500	-	-	-
Other Income	3,788,434						6,996,473	-	-
Total	24,830,830	18,556,716	17,846	6,369	501,577	-	57,754,103	59,023,253	48,439	7,499
Q-o-Q Change	-57%	-68.6%	-63.2%	-15.1%			9.9%	-28.4%	-46.0%	31.7%

Total debt outstanding as of September 30, 2013 was $301.6 million compared with $202.6 million on December 31, 2012. Net debt outstanding (total debt less cash and restricted cash) as of September 30, 2013 was $99.3 million compared with $85.9 million on December 31, 2012. The Company's net debt as a percentage of total capital (net debt plus shareholders' equity) was 42.8 percent on September 30, 2013 and 36.6 percent on December 31, 2012.

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Projects in Planning	Q3 2013
	Unsold GFA	First Pre-sales Scheduled
	(m2)
Golden Bay	250,000	Q1 2014
Puhua Phase Four	263,833	Q3 2014
Textile City	630,000	Q3 2014
Total projects in planning	1,143,833

2013 Fourth Quarter Outlook guidance

Total recognized revenue for the 2013 fourth quarter is expected to reach $18 million to $22 million, compared with $24.8 million in the 2013 third quarter and $62.5 million in the fourth quarter of 2012. The Company is reporting revenues, which are subject to percentage of completion alterations.

Conference Call Information

Management will host a conference call at 8:30 am ET on the following day, November 20th, 2013. Listeners may access the call by dialing +1-913-312-0406. To listen to the live webcast of the event, please go to http://public.viavid.com; event number: 7167817. Listeners may access the call replay, which will be available through November 27th, 2013, by dialing +1-858-384-5517; passcode: 7167817.

About China Housing & Land Development, Inc.

Based in Xi'an, the capital city of China's Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first Chinese real estate development company traded on NASDAQ.  The Company's news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

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Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward- looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission.

All information provided in this news release and in any attachments is as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
Tel:   +86 29.8258.2648 in Xi'an
Email: chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86 29.8258.2639 in Xi'an
jinglu@chldinc.com / English and Chinese

Ms. Sandy Jin
Assistant CFO
+86 29.8258.2638 in Xi'an
jinq@chldinc.com/ English and Chinese

Mr. Bill Zima, ICR
+86 10 6583 7511
William.Zima@icrinc.com

China Housing Investor Relations Department
+1 646.308.1285

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